Exhibit 23.2
                  CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 7, 1997, which appears on page 19 of the Annual Report to Shareholders of Burlington Northern Santa Fe Corporation, which is incorporated by reference in Burlington Northern Santa Fe Corporation's
Annual Report on 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated February 7, 1997 on the Financial Statement Schedule as of and for the year ended December 31, 1996, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 6, 1998, related to the consolidated financial statements of Burlington Northern Santa Fe Corporation as of and for the years ended December 31, 1997 and 1996, which is included in Burlington Northern Santa Fe Corporation's Current Report on Form 8-K dated February 6, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP

Chicago, Illinois
March 17, 1998